Exhibit 23.4

FAX (713) 651-0849
1100 LOUISIANA	SUITE 3800	HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves for the year ended June 30, 2007 in the Registration Statement on Form S-4 of Energy XXI Gulf Coast, Inc.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas
May 9, 2008

1200, 530 8TH AVENUE, S.W. 621 17TH STREET, SUITE 1550	CALGARY, ALBERTA T2P 3S8 DENVER, COLORADO 80293-1501	TEL (403) 262-2799 TEL (303) 623-9147	FAX (403) 262-2790 FAX (303) 623-4258